Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES VISION RESEARCH

Paoli, PA, June 12, 2008 — AMETEK, Inc. (NYSE: AME) announced the acquisition of Vision Research, Inc., a leading privately held, manufacturer of high-speed digital imaging systems used for motion capture and analysis in numerous test and measurement applications. Vision Research has estimated annual sales of approximately $37 million and is located in Wayne, New Jersey.

“Vision Research provides excellent opportunities for growth in high-speed digital imaging and serves a number of our markets, including aerospace and defense, general industrial, and research and development,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Vision Research is a global leader and innovator in high-speed digital imaging technology. Its highly differentiated products include a broad array of high-speed digital cameras for capturing data in product characterization and motion analysis applications, including the world’s first high-speed digital camera capable of capturing one million pictures per second, the Phantom® v12. Vision Research also offers a wide range of high-speed cameras used for film, television and industrial imaging,” adds Mr. Hermance.

Vision Research joins AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments for process, aerospace, power and industrial markets worldwide. AMETEK EIG has annualized sales of approximately $1.4 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $2.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations.

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AMETEK Acquires Vision Research

These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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